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Exhibit 10.26

SEVENTH AMENDMENT TO
CREDIT AGREEMENT

    THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT ("Seventh Amendment") dated as of September 4, 2001. by and among SUCCESSORIES, INC., an Illinois corporation, SUCCESSORIES OF ILLINOIS, INC., an Illinois corporation, and CELEX SUCCESSORIES, INC., a Canadian corporation (hereinafter, together with their successors in title and assigns, called the "Borrowers" and each of which individually is a "Borrower"), THE PROVIDENT BANK, as Agent, an Ohio banking corporation ("Agent"), and various Lenders as set forth in the Credit Agreement.

PRELIMINARY STATEMENT

    WHEREAS, Borrowers, Agent and Lenders have entered into a Credit Agreement dated as June 20, 1997, as amended by a First Amendment dated as of July 16, 1997, a Second Amendment dated as of May 14, 1998, a Third Amendment dated as of September 1, 1998, a Fourth Amendment dated as of April 28, 1999, a Fifth Amendment dated as of April 6, 2000, and a Sixth Amendment dated as of August 28, 2000 (as so amended, the "Credit Agreement");

    WHEREAS, Successories, Inc., Celebrating Excellence, Inc. and British Links Acquisition Corp. entered into a plan of merger dated March 21, 2001, pursuant to which Celebrating Excellence, Inc. and British Links Acquisition Corp. merged with and into Successories, Inc. (the "First Merger") and to which Agent and Lenders consented pursuant to a side letter dated February 1, 2001;

    WHEREAS, Successories, Inc. and B.L.G.C., Inc. entered into a plan of merger dated April 11, 2001, pursuant to which B.L.G.C., Inc. merged with and into Successories, Inc. (the "Second Merger") and to which Agent and Lenders consented pursuant to a side letter dated February 1, 2001;

    WHEREAS, Borrowers have requested and Agent and Lenders have agreed to make amendments to certain definitions and covenants set forth in the Credit Agreement; and

    WHEREAS, Borrowers, Agent and Lenders now wish to amend the Credit Agreement in accordance with the terms and provisions hereof.

    NOW, THEREFORE, the parties hereto agree to supplement and amend the Credit Agreement upon such terms and conditions as follows:

    1.  Capitalized Terms. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless the context hereof requires otherwise. Any definitions as capitalized terms set forth herein shall be deemed incorporated into the Credit Agreement as amended by this Seventh Amendment.

    2.  Definitions; Exhibits.

      (a) The following definitions contained in Section 1.2 of the Credit Agreement are hereby amended in their entirety to read as follows:

        "Applicable Margin" means the amount set forth below, as a percentage, to be added to the Prime Rate, as the case may be, and used in calculating the rate of interest for the applicable Loan at any time.

	Applicable Margin
Margin Ratio	Revolving Credit Loan	Term Loan
Greater than or equal to 3.00 to 1.00	.75%	3.00%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	.50%	1.25%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	.25%	1.00%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.00%	.75%
Less than 1.50 to 1.00	(.25%)	.50%

        The determination of Applicable Margin hereunder as of any Interest Adjustment Date shall be based on quarterly compliance certificates required to be delivered pursuant to Section 6.1(b), hereof, and made retroactive to the most recent Interest Adjustment Date; provided, however, that in the event of any discrepancy between the computations based upon any compliance certificate and the related audited financial statements furnished pursuant to Section 6.1(c), the computation based on such audited financial statements shall govern (retroactive to the Interest Adjustment Date as to which such adjustment applies). Notwithstanding the foregoing, if Borrower fails to deliver to Agent the compliance certificates as required pursuant to Sections 6.1(b), Agent may, at its option, adjust the Interest Rate to reflect the highest Applicable Margin, until such time as the compliance certificates are delivered. In the event of a retroactive correction of the determination of the Applicable Margin in favor of the Lenders, the amount of interest thereby overdue and payable by the Borrowers shall be paid to the Lenders within five (5) days after the date of such retroactive correction. In the event of a retroactive correction of the determination of the Applicable Margin in favor of the Borrowers, the amount of interest overpaid by the Borrowers shall be applied by the Lender as a credit against any fees, charges and interest or principal payments then due hereunder or to become due hereunder to Lenders. No downward adjustment of the Applicable Margin shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Default or Event of Default, provided that such downward adjustment shall be made on the first day of the first month after the date on which any Default or Event of Default shall have been waived or cease to exist.

        "Commitment Fee" means a fee equal to one-quarter of one percent (0.25%) per annum (computed on the basis of a 360-day year for the actual number of days elapsed) on the daily unused amount of the Maximum Revolving Commitment.

        "Interest Adjustment Date" means the first day of the first month after each quarter of each fiscal year of Borrowers."

        "Maximum Revolving Commitment" means the following amounts during the periods set forth below:

PERIOD	MAXIMUM REVOLVING COMMITMENT
January 1, 2002 through June 30,2002 and each succeeding January 1, through June 30	Five Million and 00/100 Dollars ($5,000,000.00)
Seventh Amendment Closing Date through December 31, 2001 and each succeeding July 1, through December 31	Six Million and 00/100 Dollars ($6,000,000.00)

        "Maximum Borrowing Base" means an amount equal to the lesser of (a) the Maximum Revolving Commitment, or (b) the Borrowing Base; provided, however, that during any EBITDA Deficiency Period, the Maximum Borrowing Base shall be equal in amount to the Adjusted Borrowing Base. Notwithstanding the foregoing, if Borrower fails to deliver to Agent financial statements, compliance reports or Borrowing Base Certificates when and as required pursuant to Section 6.1, Agent may, at its option, adjust the Maximum Borrowing Base to reflect an amount equal to the Adjusted Borrowing Base for such period, until such time as the Borrowers comply with Section 6.1 in form and substance satisfactory to Agent.

      (b) Section 1.2 of the Credit Agreement is hereby amended to add the following definition to read in its entirety as follows:

        "Adjusted Borrowing Base" means an amount equal to the lesser of (i) the Maximum Revolving Commitment minus $1,000,000.00, or (ii) the Borrowing Base minus $1,000,000.00.

        "EBITDA Deficiency Period" means the period beginning on any Computation Date in which Borrowers' EBITDA is calculated to be equal to or less than Four Million and 00/100 Dollars ($4,000,000.00) and continuing until Borrowers' EBITDA exceeds the amount of Four Million and 00/100 Dollars ($4,000,000.00), calculated pursuant to and as set forth in the financial statements, compliance reports and certificates required to be delivered under Section 6.1.

        "Seventh Amendment Closing Date" means the day on which the Seventh Amendment to Credit Agreement is executed and delivered by all applicable parties.

      (c) The financial covenants set forth in Article 7 of the Credit Agreement are hereby amended and restated in their entirety by Schedule 7A to this Seventh Amendment.

      3.  Key Man Life Insurance. Section 6.3 of the Credit Agreement is hereby deleted and shall read in its entirety as follows:

        "Section 6.3 Intentionally Omitted."

      4.  Reaffirmation of Covenants, Warranties and Representations. Borrowers hereby agree and covenant that all representations and warranties set forth in the Credit Agreement including, without limitation, all of those representations and warranties set forth in Article 5 thereof, are true and accurate as of the date hereof and except to the extent that such relate to a specific date. Borrowers further reaffirm all covenants set forth in the Credit Agreement, and reaffirm each of the affirmative covenants set forth in Article 6, all financial covenants set forth in Article 7 except to the extent modified or amended by this Seventh Amendment, and all negative covenants set forth in Article 8 thereof, as if fully set forth herein.

      5.  Conditions Precedent to Closing of Seventh Amendment. On or prior to the closing of this Seventh Amendment (hereinafter the "Seventh Amendment Closing Date"), each of the following conditions precedent shall have been satisfied:

        (a) Documents. Each of the documents to be executed and delivered at the Seventh Amendment Closing and all other certificates, documents and instruments to be executed in connection herewith shall have been duly and properly authorized, executed and delivered by Borrowers and shall be in full force and effect on and as of the Seventh Amendment Closing Date.

        (b) Adjusted Borrowing Base. Pursuant to Section 6.1(l) of the Credit Agreement, Borrowers shall provide to Agent a Compliance Certificate and a Borrowing Base Certificate, for the most recent period in reasonable detail, accurate and complete in all material respects, useable in determination of the Maximum Borrowing Base.

        (c) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for Agent and each Lender to perform any of their agreements or obligations under any of the Loan Documents, or (ii) for Borrowers to perform any of their agreements or obligations under any of the Loan Documents.

        (d) Performance. Except as set forth herein, Borrowers shall have duly and properly performed, complied with and observed each of their covenants, agreements and obligations contained in each of the Loan Documents. Except as set forth herein, no event shall have occurred on or prior to the Seventh Amendment Closing Date, and no condition shall exist on the Seventh Amendment Closing Date which constitutes a Default or an Event of Default.

        (e) Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated on the Seventh Amendment Closing Date, each of the other Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to Agent.

        (f)  No Changes. Since the date of the most recent balance sheets of Borrowers delivered to Agent, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of Borrowers which, individually or in the aggregate, are material to Borrowers, and Agent shall have completed such review of the status of all current and pending legal issues as Agent shall deem necessary or appropriate.

      6.  Miscellaneous.

        (a) Borrowers shall reimburse Agent for all fees and disbursements of legal counsel to Agent which shall have been incurred by Agent in connection with the preparation, negotiation, review, execution and delivery of this Seventh Amendment and the handling of any other matters incidental hereto.

        (b) All of the terms, conditions and provisions of the Credit Agreement not herein modified shall remain in full force and effect. In the event a term, condition or provision of the Credit Agreement conflicts with a term, condition or provision of this Seventh Amendment, the latter shall govern.

        (c) This Seventh Amendment shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Ohio.

        (d) This Seventh Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

        (e) This Seventh Amendment may be executed in several counterparts, each of which shall constitute an original, but all which together shall constitute one and the same agreement.

    [Remainder of this page intentionally left blank. Signature pages to follow.]

    IN WITNESS WHEREOF, this Seventh Amendment has been duly executed and delivered by or on behalf of each of the parties as of the day and year first above written.

BORROWERS:

SUCCESSORIES, INC., an Illinois corporation
By:
Name: Gary J. Rovansek Title: President
SUCCESSORIES OF ILLINOIS, INC., an Illinois corporation
By:
Name: Gary J. Rovansek Title: President
CELEX SUCCESSORIES, INC., a Canadian corporation
By:
Name: Gary J. Rovansek Title: President
AGENT: THE PROVIDENT BANK, as Agent, an Ohio banking corporation
By:
Name: Nick Jevic Title: Senior Vice President
LENDERS: THE PROVIDENT BANK, an Ohio banking corporation
By:
Name: Nick Jevic Title: Senior Vice President

EXHIBIT 7A
TO SEVENTH AMENDMENT TO CREDIT AGREEMENT

    Section 7.1 EBITDA. Borrowers shall not permit its EBITDA for the Reference Period ending on each Computation Date set forth below to be less than the dollar amount set forth below opposite such date:

COMPUTATION DATE closest to	CONSOLIDATED EBITDA
January 31, 1998	$4,164,000
April 30, 1998	$4,000,000
July 31, 1998	$4,200,000
October 31, 1998	$4,500,000
January 31, 1999	$5,300,000
April 30, 1999	($1,565,000)
July 31, 1999	($230,000)
October 31, 1999	$830,000
January 31, 2000	$4,100,000
April 30, 2000	$3,050,000
July 31, 2000	$3,200,000
October 31, 2000	$3,350,000
January 31, 2001	$3,480,000
April 30, 2001	$3,600,000
July 31, 2001	$1,913,000
October 31, 2001	$489,000
January 31, 2002	$252,000
April 30, 2002	$1,058,000
July 31, 2002	$2,222,000
October 31, 2002	$3,323,000
January 31, 2003	$3,298,000

    Section 7.2 Interest Coverage Ratio. On each Computation Date, Borrowers shall not permit the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense to be less than the amount set forth below opposite such date.

COMPUTATION DATE closest to	RATIO
January 31, 1998	Not Applicable
April 30, 1998, July 31, 1998, October 31, 1998	3.0 to 1.0
January 31, 1999	4.0 to 1.0
April 30,1999	Not Applicable
July 31, 1999	Not Applicable
October 31, 1999	0.75 to 1.0
January 31, 2000	3.80 to 1.00
April 30, 2000	2.60 to 1.00
July 31, 2000	2.75 to 1.00
October 31, 2000	3.15 to 1.00
January 31, 2001	3.40 to 1.00
April 30, 2001	3.40 to 1.00
July 31, 2001	3.40 to 1.00
October 31, 2001	2.73 to 1.00
January 31, 2002	2.55 to 1.00
April 30, 2002 and each Computation Date thereafter through January 31, 2003	3.40 to 1.00

    Section 7.3 Fixed Charge Coverage. Borrower shall not permit the Consolidated ratio of Cash Flow to Fixed Charges for the Reference Period ending on the dates set forth below to be less than the amount set forth opposite such date:

COMPUTATION DATE closest to	RATIO
January 31, 1998, April 30, 1998, July 31, 1998, October 31, 1998 and January 31, 1999	1.25 to 1.0
April 30, 1999, July 31, 1999, and October 31, 1999	Not Applicable
January 31, 2000	2.60 to 1.00
April 30, 2000	Not Applicable
July 31, 2000	1.25 to 1.00
October 31, 2000	1.15 to 1.00
January 31, 2001	1.10 to 1.00
April 30, 2001	1.10 to 1.00
July 31, 2001 and each Computation Date thereafter	Not Applicable

    Section 7.4 Minimum Net Worth. For each fiscal year through January 31, 2001, Borrowers shall not permit their Consolidated Net Worth to be less than $12,000,000.00; for each Computation Date thereafter, Minimum Net Worth shall not be applicable.

    Section 7.5 Debt to EBITDA. Borrower shall not permit the Consolidated ratio of Indebtedness for Borrowed Money on such date to EBITDA for the Reference Period ending on the dates set forth below to be greater than the amount set forth opposite such date:

COMPUTATION DATE closest to	RATIO
October 31, 1997; January 31, 1998	3.50 to 1.00
April 30, 1998; July 31, 1998; October 31, 1998 and January 31, 1999	3.00 to 1.00
April 30, 1999; July 31, 1999 and October 31, 1999	Not Applicable
January 31, 2000; April 30, 2000; July 31, 2000; October 31, 2000; January 31, 2001; and April 30, 2001	3.00 to 1.00
July 31, 2001 and each Computation Date thereafter	Not Applicable

    Section 7.6 Limitation on Capital Expenditures. Borrowers shall not make or incur any Capital Expenditures in the aggregate during any of the periods set forth below in excess of the maximum amount set forth below for such period:

PERIOD	CAPITAL EXPENDITURES
February 4, 1997 through January 31, 1998	$4,600,000
February 1, 1998 through January 31, 1999	$2,000,000
February 1, 2000 through January 31, 2001	$1,000,000
Each fiscal year thereafter	Not Applicable

    Section 7.7 Lease Obligations.

    (a) Borrowers will not become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any Capital Lease, if the aggregate amount of all rents paid by Borrowers under all such Capital Leases would exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in any fiscal year.

    (b) Section 7.7(b) of the Credit Agreement is hereby deleted and shall read in its entirety as follows:

    "Section 7.7(b) Intentionally Omitted."

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  Exhibit 10.26
SEVENTH AMENDMENT TO CREDIT AGREEMENT
PRELIMINARY STATEMENT
BORROWERS
EXHIBIT 7A TO SEVENTH AMENDMENT TO CREDIT AGREEMENT